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                            Cohoes Bancorp, Inc.
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            (Name of Registrant as Specified in Its Charter)


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           COHOES BANCORP INCREASES QUARTERLY CASH DIVIDEND 14%


Cohoes, New York - October 19, 2000 - Cohoes Bancorp, Inc. (Nasdaq: COHB) announced today that its Board of Directors declared a quarterly cash dividend of $0.08 per share on its common stock, an increase of 14% over the previous quarterly dividend of $0.07 per share. Cohoes also announced that it has received regulatory approval to repurchase up to an additional 10%, or approximately 791,000 shares, of its common stock, as well as to repurchase the approximately 198,000 shares remaining in its previously announced stock repurchase program.

Harry L. Robinson, President and Chief Executive Officer, said, "By these actions, our Board is committed to a multi-pronged approach to maximize value for Cohoes stockholders. Our strong financial condition and performance support both this 14% increase in the dividend and an additional stock buyback. And our continuing review of strategic options - including the sale of the Company - is yet another element of that commitment."

Cohoes said that the 14% dividend increase is the second increase in the cash dividend since the Company began paying dividends in the fourth quarter of fiscal 1999. The new dividend is payable on November 16, 2000 to shareholders of record at the close of business on November 2, 2000.

The Company filed for regulatory approval of the additional 10% stock repurchase immediately after the special meeting of shareholders in August 2000. Cohoes received approval for that repurchase as well as for the repurchase of approximately 198,000 shares remaining in its previously announced stock repurchase program from the New York Department of Banking at the end of September 2000. The Company will repurchase shares from time to time in open-market transactions as, in the opinion of management, market conditions and other considerations warrant. Any repurchases will be made only to the extent they do not interfere with the Company's exploration of its strategic options, including a possible sale to a larger financial institution.

The Company is a unitary holding company which owns all of the capital stock of Cohoes Savings Bank, which maintains a network of 21 full service branch offices in upstate New York. On September 30, 2000, the Company had $739.3 million in assets and $122.8 million in stockholders' equity.

                                 - MORE -



     This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risk and uncertainty. It should be noted that a variety of factors could cause Cohoes' actual results and experience to differ materially from the anticipated results or expectations expressed in the forward-looking statements. Cohoes does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

     Cohoes intends to file a Solicitation/Recommendation Statement in response to any Tender Offer Statement that may be filed by TrustCo Bank Corp NY. WE URGE INVESTORS TO READ THESE DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain, free of charge, the Solicitation/Recommendation Statement filed by Cohoes at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by Cohoes are available free of charge from the Secretary of Cohoes at 75 Remsen Street, Cohoes, New York 12047, telephone (518) 233-6500.

     Cohoes and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the upcoming annual meeting of stockholders. INFORMATION ABOUT THE PARTICIPANTS MAY BE OBTAINED THROUGH THE SEC'S WEBSITE FROM THE PRELIMINARY PROXY MATERIALS FILED BY COHOES WITH THE SEC ON OCTOBER 2, 2000, as subsequently revised.



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